EXHIBIT 10.1

EXECUTION FORM

WESTMORELAND MINING LLC

THIRD AMENDMENT TO
TERM LOAN AGREEMENT

Dated as of
March 8, 2004

Amending and Supplementing the
Term Loan Agreement, dated as of April 27, 2001, as previously amended, and providing for the issuance of

$20,375,000 aggregate principal amount of
6.85% Senior Guaranteed Secured Notes,
Series C, due December 31, 2011

and

$14,625,000 aggregate principal amount of
Floating Rate Senior Guaranteed Secured Notes,
Series D, due December 31, 2011

THIRD AMENDMENT TO
TERM LOAN AGREEMENT

        THIS THIRD AMENDMENT TO TERM LOAN AGREEMENT (“Amendment”), dated as of March 8, 2004, is made by and among WESTMORELAND MINING LLC, a Delaware limited liability company (the “Company”), the Guarantors (defined as each of the parties to this Amendment which is designated as a “Guarantor” on the signature pages hereof) and each of the Purchasers (defined as each of the parties to this Amendment which is designated as a “Purchaser” on the signatures page hereof) party to the Term Loan Agreement (defined below);

W  I  T  N  E  S  S  E  T  H  :

        WHEREAS, the parties hereto entered into that certain Term Loan Agreement, dated as of April 27, 2001, as amended by that certain First Amendment to Note Purchase Agreement, dated as of August 15, 2001, and that certain Second Amendment to Term Loan Agreement dated as of March 25, 2002, by and among the Company, the Guarantors and the Purchasers (the “Term Loan Agreement”; capitalized terms not otherwise defined herein having the respective meanings given to them under the Term Loan Agreement);

        WHEREAS, the Company has requested that the Purchasers amend certain provisions of the Term Loan Agreement, for the purpose, among others, of providing for the issue thereunder by the Company of two additional series of notes, consisting of the Series C Notes and the Series D Notes referred to below, limited to $35,000,000 in original aggregate principal amount, ranking pari passu with the Notes currently outstanding under the Term Loan Agreement and entitled, together with such outstanding Notes, to the equal and ratable benefit and security of the Security Documents and the other Financing Documents; and, in that connection, the Company is desirous of effecting, and obtaining the consent of the Purchasers to,

(1) the authorization, issue and sale by the Company of the Series C Notes and the Series D Notes and the modification of the Term Loan Agreement and the other Financing Documents as herein contemplated in order to provide for such issue and sale; and

(2) the execution and delivery by the Collateral Agent and the respective other parties thereto of (A) a Confirmation of Security Documents (the "Security Document Amendment") in substantially the form annexed hereto as Exhibit 2A, amending the Subject Security Documents referred to therein in the manner therein set forth and confirming the lien and security interest of certain of the Security Documents and extending the same for the equal and ratable benefit and security of all Notes, including, from and after the issuance thereof as herein provided, the Series C Notes and the Series D Notes, (B) amendments (the "Mortgage Amendments"), in substantially the respective forms annexed hereto as Exhibits 2B, 2C, 2D and 2E, to the Mortgages (Noteholders), and (C) an amendment (the "Intercreditor Agreement Amendment"), in substantially the form annexed hereto as Exhibit 3, to the Intercreditor Agreement; and

        WHEREAS, the parties hereto agree to amend the Term Loan Agreement, and to provide for the issue and purchase of such Series C Notes and Series D Notes as hereinafter provided, all on the terms and conditions set forth below;

        NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, covenant and agree as follows:

        1.        Amendment to Schedules to Term Loan Agreement.

            (a)        Amendment to Schedule A. Schedule A to the Term Loan Agreement shall be amended and restated in the form of Schedule A hereto.

            (b)        Amendment to Schedule B.

(i) The definitions of Consolidated Net Worth, Default Rate, Make-Whole Amount and Permitted Affiliate Transactions set forth in Schedule B to the Term Loan Agreement shall be amended and restated as follows:

“Consolidated Net Worth shall mean as of any date of determination consolidated stockholders’ equity of the Company and its Subsidiaries as of such date determined and consolidated in accordance with GAAP, but specifically excluding the cumulative effect on stockholders’ equity arising from (i) Non-Cash Income Tax Expense and (ii) 75% of Other Non-Cash Expenses.”

“Default Rate means (a) for purposes of any Series A Notes, a rate of interest that is 2% per annum above the Base Rate Option (as defined and computed in accordance with Schedule 1 to Exhibit 1A), as such rate changes from time to time, (b) for purposes of any Series B Notes, the greater of (i) the rate described in the foregoing clause (a) and (ii) 11.39%, (c) for purposes of any Series C Note, the sum of (i) 2% per annum plus (ii) the greater of (x) the rate of interest stated in clause (a) of the first paragraph of the form of Series C Notes set forth in Exhibit 1C and (y) the rate of interest publicly announced by PNC Bank National Association from time to time in Pittsburgh, Pennsylvania, as its “base” or “prime” rate, or (d) for purposes of any Series D Notes, the sum of (i) 2% per annum plus (ii) the greater of (x) the Adjusted LIBOR Rate (as defined in the form of Series D Notes set forth in Exhibit 1D) applicable to the Series D Notes in accordance with their terms from time to time and (y) the rate of interest publicly announced by PNC Bank National Association from time to time in Pittsburgh, Pennsylvania, as its “base” or “prime” rate.

“Make-Whole Amount shall have the meaning (i) for Series B Notes, given such term in the form of Series B Notes set forth in Exhibit 1B and (ii) for Series C Notes, given such term in the form of Series C Notes set forth in Exhibit 1C.”

“Permitted Affiliate Transactions means: (i) the services to be provided and fees payable under the Management Agreement or pursuant to Section 10.5(c) of this Agreement, (ii) upon the occurrence and during the continuance of a force majeure event (which arises through no fault of the Obligors) under any Coal Supply Contract and which prevents the Obligors from supplying the buyers with the requested amount of coal thereunder, sales of coal from any member of the Parent Group to any of the Obligors to satisfy the requests of the buyers under such Coal Supply Contract so long as the terms and conditions of the transaction are commercially reasonable in all respects (including at a price which enables the Obligor to earn a reasonable profit from the transaction and otherwise on terms and conditions no less favorable to the Obligor than those offered by independent third parties) and so long as such supply by the member of the Parent Group is more favorable to the Company than supply of such coal by any other Obligor able to supply it, (iii) in the event that any buyer of coal under a Coal Supply Contract increases its demands for coal under such agreement beyond the ability of the Obligor to the Coal Supply Contract to satisfy such requirements, a member of the Parent Group shall be permitted to bid on and supply coal to such buyer, provided that such action in no way reduces the amount of coal that is to be supplied by the Obligor under the Coal Supply Contract at such time or in the future, (iv) in the event that the Obligors have excess coal production (beyond the needs of the buyers under the Coal Supply Contracts) available for sale to non-Affiliate third parties, a member of the Parent Group shall be permitted to act as a broker for the Obligors in such sales and shall be entitled to a brokerage fee which is typical in the marketplace for providing such services (such brokerage fees at the time of Closing would be in the range of $0.25 to $0.50 per ton of coal sold) and (v) to the extent that any Coal Supply Contract permits the buyer of coal thereunder to require that coal be obtained from a source other than the Obligors, a member of the Parent Group shall be permitted to sell coal to such buyer so long as the buyer pays the fee associated with such activity in accordance with the Coal Supply Contract; provided, however, that no such transaction referred to in any of the foregoing clauses (i) through (v) shall constitute a Permitted Affiliate Transaction unless it is consummated on terms and conditions that are commercially reasonable in light of prevailing market conditions relative to the subject matter of such transaction and that, when considered as a whole, are generally similar to the terms and conditions that would obtain in a comparable transaction consummated between unaffiliated parties.”

(ii) Clause (i) to the definition of Permitted Investments set forth in Schedule B to the Term Loan Agreement shall be amended and restated as follows:

“(i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America or obligations of state or local governments rated not lower than AAA/Aaa by Standard & Poor's or Moody's maturing no later than (A) except as provided in the following subclause (B), twelve months from the date of acquisition, or (B) in the case of investments of funds deposited to the credit of the Series B Trust Account, December 31, 2008."

(iii) Schedule B to the Term Loan Agreement shall be further amended by inserting the following definitions alphabetically into the list of defined terms:

“‘Other Non-Cash Expenses’ shall mean all reclamation amounts, pension accruals, medical retiree accruals and all other non-cash charges or expenses (other than Non-Cash Income Tax Expenses) of the Company and the Obligors that would otherwise be deducted in determining Consolidated Net Worth in accordance with GAAP, less all cash payments in respect of matters of the same character as those regarding which any such amounts, accruals or other non-cash charges or expenses are determined.”

“‘Required Series C Holders’ means, at any time, the holders of at least 51% in principal amount of the Series C Notes (exclusive of Series C Notes then owned by the Company or any of its Affiliates).”

“‘Required Series D Holders’ means, at any time, the holders of at least 51% in principal amount of the Series D Notes (exclusive of Series D Notes then owned by the Company or any of its Affiliates).”

“‘Series C Notes’ means all Notes issued under this Agreement and designated as Series C Notes, which, among other things, have a maturity date of December 31, 2011, and have a fixed stated interest rate (subject to adjustment as provided therein) of 6.85% per annum.”

“‘Series D Breakage Amount’ shall mean any reasonable loss, cost or expense incurred by any holder of a Series D Note as a result of any payment or prepayment thereof on a day other than a regularly scheduled Payment Date for such Series D Note or at the scheduled maturity (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), and any loss or expense arising from the liquidation or reemployment of funds obtained by such holder to purchase (or maintain the indebtedness evidenced by) such Note or from fees payable to terminate the deposits from which such funds were obtained. Each holder of a Series D Note shall determine the Series D Breakage Amount with respect to the principal amount of its Series D Notes then being paid or prepaid (or required to be paid or prepaid) by written notice to the Company setting forth such determination in reasonable detail not less than two (2) Business Days prior to the date of such payment or prepayment of Series D Notes. Each such determination shall be conclusive absent manifest error.”

“Series D Notes means all Notes issued under this Agreement and designated as Series D Notes, which, among other things, have a maturity date of December 31, 2011.”

            (c)         Amendments to Schedule 8.1. Schedule 8.1 to the Term Loan Agreement shall be amended and restated in the form of Schedule 8.1 hereto.

            (d)         Amendments to Schedule 10.16. Schedule 10.16 to the Term Loan Agreement shall be amended and restated in the form of Schedule 10.16 hereto.

            (e)         Amendments to Schedule 10.17. Schedule 10.17 to the Term Loan Agreement shall be amended and restated in the form of Schedule 10.17 hereto.

            (f)         Additional Exhibits to Term Loan Agreement. The Term Loan Agreement is hereby amended by adding thereto Exhibits 1C and 1D in the forms of Exhibit 1C and Exhibit 1D hereto.

            (g)         Amendments to Disclosure Schedules. Schedules 5.1, 5.2, 5.3, 5.7, 5.9, 5.19, 5.21, 5.23, 5.25, 5.27, and 5.28 are hereby amended and restated, as of the date hereof, as set forth on Schedules 5.1, 5.2, 5.3, 5.7, 5.9, 5.19, 5.21, 5.23, 5,25, 5.27, and 5.28 hereto. The disclosure in respect of the representation and warranty set forth in the second sentence of Section 5.8 of the Term Loan Agreement is hereby amended and restated, as of the date hereof, as set forth on Schedule 5.8 hereto.

        2.        Amendments to Term Loan Agreement.

            (a)         Authorization of Notes [Section 1]. Section 1 of the Term Loan Agreement shall be amended by amending and restating the first two sentences of such section as follows:

“The Company will authorize the issue and sale of (i) $20,000,000 aggregate principal amount of its Floating Rate Senior Guaranteed Secured Notes, Series A, due June 30, 2002 (the “Series A Notes”) and (ii) $100,000,000 aggregate principal amount of its 9.39% Senior Guaranteed Secured Notes, Series B, due December 31, 2008 (the “Series B Notes”), (iii) $20,375,000 aggregate principal amount of its 6.85% Senior Guaranteed Secured Notes, Series C, due December 31, 2011 (the “Series C Notes”) and (iv) $14,625,000 aggregate principal amount of its Floating Rate Senior Guaranteed Secured Notes, Series D, due December 31, 2011 (the “Series D Notes” and, together with the Series A Notes, the Series B Notes, and the Series C Notes, the “Notes”) such term to include any such Notes issued in substitution therefor pursuant to Section 13 of this Agreement. The Series A Notes, Series B Notes, the Series C Notes and the Series D Notes shall be substantially in the respective forms set out in Exhibits 1A, 1B, 1C and 1D with such changes therefrom, if any, as may be approved by each Purchaser and the Company.”

            (b)         Sale and Purchase of Notes [Section 2]. Section 2 of the Term Loan Agreement shall be amended and restated as follows:

“Subject to the terms and conditions of this Agreement, the Company will issue and sell to the Purchasers and each Purchaser will purchase from the Company, (1) at the Closing provided for in Section 3.1, Notes in the Series and in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof with an aggregate principal amount of Notes being sold at the Closing of $100,000,000, (2) at the Deferred Closing provided for in Section 3.2, Notes in the Series and in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof with an aggregate principal amount of Notes being sold at the Deferred Closing of $20,000,000, (3) at the Series C Deferred Closing provided for in Section 3.3, Series C Notes in the principal amount, if any, specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof with an aggregate principal amount of Series C Notes being sold at the Series C Deferred Closing of $20,375,000, and (4) at the Series D Deferred Closing provided for in Section 3.4, Series D Notes in the principal amount, if any, specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof with an aggregate principal amount of Notes being sold at the Series D Deferred Closing of $14,625,000. Each Purchaser’s obligations hereunder are several and not joint obligations, and no Purchaser shall have any liability to any Person for the performance or nonperformance by any other Purchaser hereunder.”

            (c)         Closing; Deferred Closing [Section 3]. Section 3 of the Term Loan Agreement shall be amended by (i) amending and restating the title of such Section to read as follows "Closing; Deferred Closing; Series C Deferred Closing; and Series D Deferred Closing" and (ii) adding the following new sections 3.3, 3.4 and 3.5 thereto immediately following section 3.2:

            "3.3         Series C Deferred Closing.

The sale and purchase of the Series C Notes to be purchased by the Purchasers scheduled to purchase Series C Notes shall occur at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m., at a closing (the “Series C Deferred Closing”) on March 8, 2004 or such other Business Day on or prior to thirty (30) days thereafter as may be agreed upon by the Company and the Purchasers scheduled to purchase Series C Notes, as indicated on Schedule A hereto (the “Series C Deferred Closing Date”). At the Series C Deferred Closing, the Company will deliver to each Purchaser the Series C Notes, if any, to be purchased by such Purchaser on such date in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Series C Deferred Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account name: Westmoreland Mining LLC, account number 0850817867 at Wells Fargo, ABA# 102000076, Contact Westmoreland: Mr. Ronald H. Beck. If the Series C Deferred Closing fails to occur on or before the date specified above or if at the Series C Deferred Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3.3, or any of the conditions specified in Section 4.3 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement to purchase additional Notes, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

            3.4         Series D Deferred Closing.

The sale and purchase of the Series D Notes to be purchased by the Purchasers scheduled to purchase Series D Notes shall occur at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m., at a closing (the “Series D Deferred Closing”) on such Business Day as may be determined by the Company by providing such Purchasers as are scheduled to purchase Series D Notes, as indicated on Schedule A hereto with no less than thirty (30) days prior written notice of the Series D Deferred Closing, which date shall occur no sooner than the seven (7) month anniversary of the date of the Series C Deferred Closing and no later than December 31, 2004, or such other Business Day as may be agreed upon by the Company and such Purchasers of the Series D Notes (the “Series D Deferred Closing Date”). At the Series D Deferred Closing, the Company will deliver to each such Purchaser the Series D Notes to be purchased by such Purchaser on such date in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Series D Deferred Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account name: Westmoreland Mining LLC, account number 0850817867 at Wells Fargo, ABA# 102000076, Contact Westmoreland: Mr. Ronald H. Beck. If the Series D Deferred Closing fails to occur on or before the date specified above or if at the Series D Deferred Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3.4, or any of the conditions specified in Section 4.4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement to purchase additional Notes, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.”

            "3.5.         Series D Commitment Fee.

The Company shall pay each Purchaser scheduled to purchase Series D Notes a commitment fee (the “Series D Commitment Fee”) equal to 0.50% per annum (computed on the basis of a 360-day year of twelve 30 day months) on the principal amount of Series D Notes scheduled to be purchased by such Purchaser as set forth on Schedule A for the period from March 8, 2004 to the date of the Series D Deferred Closing. Accrued Series D Commitment Fees shall be payable to each such Purchaser scheduled to purchase Series D Notes on each Payment Date subsequent to the Series C Closing Date and any balance accrued to the date of the Series D Deferred Closing shall be paid on such date.”

            (d)         Conditions to Closing and Deferred Closing [Section 4]. Section 4 of the Term Loan Agreement shall be amended by (i) amending and restating the title of such Section to read as follows "Conditions to Closing, Deferred Closing, Series C Deferred Closing; and Series D Deferred Closing" and (ii) adding the following new sections 4.3 and 4.4 thereto immediately following section 4.2:

            "4.3         Series C Deferred Closing.

Each Purchaser’s obligation to purchase and pay for the Notes, if any, to be sold to such Purchaser at the Series C Deferred Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Series C Deferred Closing, of each of the following conditions:

(a) Series C Deferred Closing Date.

The Series C Deferred Closing shall take place on or before March 15, 2004, unless extended by the Purchasers scheduled to purchase Series C Notes, as indicated on Schedule A, in their sole discretion.

(b) Consents.

All material consents and governmental approvals to effectuate the transactions contemplated hereunder to be consummated at the Series C Deferred Closing, including the issue and purchase of the Series C Notes, shall have been obtained in form and substance satisfactory to the Purchasers of the Series C Notes.

(c) Contemporaneous Sales.

The Company shall sell to the Purchasers of the Series C Notes and the Purchasers of the Series C Notes shall purchase the Notes contemplated herein to be purchased by such Purchasers at the Series C Deferred Closing, on a substantially contemporaneous basis.

(d) Representations and Warranties.

The representations and warranties of each of the Obligors in this Agreement and in the other Financing Documents shall be correct when made and at the time of the Series C Deferred Closing.

(e) Performance; No Default.

Each Obligor shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Series C Deferred Closing, and after giving effect to the issue and sale of the Series C Notes (and the application of the proceeds thereof as contemplated by Section 5.10) no Potential Default or Event of Default shall have occurred and be continuing.

(f) Compliance Certificates.

(i) Officer's Certificate. Each Obligor shall have delivered to each Purchaser of Series C Notes an Officer's Certificate, dated the date of the Series C Deferred Closing, certifying that the conditions specified in subdivisions (a), (b) and (h), and the first and third sentences of subdivision (i), of Section 4.1 have been fulfilled.

(ii) Secretary's Certificate. Each Obligor shall have delivered to each Purchaser of Series C Notes a certificate certifying as to the following:

1) all action taken by such Obligor in connection with this Agreement and the other Financing Documents has been and continues to be duly authorized pursuant to the resolutions certified and delivered to the Purchasers;

2) the Authorized Officers specified in the certificate delivered under Section 4.1(c)(ii) of this Agreement have not changed or providing a new or updated listing of such officers with specimen signatures; and

3) there has been no change in such Obligor's organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement, as the case may be, since the Closing which have not been previously furnished by the Company to the Purchasers (or certifying as true and correct copies annexed thereto of any new or updated organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement, as the case may be) and such Obligor continues to exist and is in good standing in each state where organized or qualified to do business.

(g) Title Insurance.

The Obligors shall have caused to be delivered endorsements, satisfactory to the Purchasers, to the title insurance policy or policies delivered pursuant to Section 4.2(d) of this Agreement.

(h) Security Documents, etc.

The respective appropriate Obligors and the Collateral Agent shall have duly entered into (i) an amendment to the Guaranty Agreements, in a form satisfactory to the Purchasers, confirming that the Guarantors will be liable for the Obligations as increased by the Notes being issued and sold at the Series C Deferred Closing, and (ii) amendments to the Mortgages (Noteholders) with respect to real estate interests and to each other Security Document effective to reflect the issuance of, and extend the Lien of the Security Documents to secure, the Notes to be issued and sold at the Series C Deferred Closing. Each such Mortgage (Noteholders), each such amendment and all financing statements and/or instruments shall have been executed and delivered for recording or filing in public offices as may be necessary or desirable in order to perfect the Liens granted or extended thereby as against creditors of and purchasers from the Obligors. The Purchasers shall have received such evidence as they may reasonably request as to the absence of any intervening Liens since the Closing Date that would affect the priority of the Lien of the Security Documents as such Security Documents are amended by the amendments referred to in the preceding sentence.

(i) Opinions of Counsel.

Each Purchaser shall have received opinions in form and substance satisfactory to it, dated the Series C Deferred Closing Date, (i) from the General Counsel of the Company and Hale and Dorr LLP, counsel for the Obligors, covering such matters incident to the transactions contemplated to occur hereunder in connection with the Series C Deferred Closing as such Purchaser or its special counsel may reasonably request (and the Obligors hereby instruct their counsel to deliver such opinion to the Purchasers) and (ii) from Greenberg Traurig, LLP, the Purchasers’ special counsel in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request.

(j) Purchase Permitted By Applicable Law, etc.

On the Series C Deferred Closing Date the purchase of Series C Notes hereunder by each Purchaser scheduled to purchase the same, as indicated on Schedule A hereto, shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on March 8, 2004. If requested by any such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

(k) Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1 hereof, the Company shall have paid at or before the date of the Series C Deferred Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.3(h) to the extent reflected in an invoice of such counsel rendered to the Company at least one Business Day prior to such date.

(l) Private Placement Number.

A Private Placement Number issued by S&P’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Series C Notes.

(m) Proceedings and Documents.

All limited liability company, corporate and other proceedings in connection with the transactions contemplated by this Agreement to occur at or prior to the Series C Deferred Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory to each Purchaser and the Purchasers’ special counsel, and such Purchaser and such special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or special counsel may reasonably request.

            4.4         Series D Deferred Closing.

Each Purchaser’s obligation to purchase and pay for the Notes, if any, to be sold to such Purchaser at the Series D Deferred Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Series D Deferred Closing, of each of the following conditions:

(a) Series C Deferred Closing.

The Series C Deferred Closing shall have been consummated in accordance with the terms hereof upon the fulfillment, or waiver by the Purchasers of the Series C Notes, of the conditions set forth in Section 4.3. The Series D Deferred Closing shall take place on or before December 31, 2004, unless extended by the Purchasers scheduled to purchase Series D Notes, as indicated on Schedule A, in their sole discretion.

(b) Consents.

All material consents and governmental approvals to effectuate the transactions contemplated hereunder to be consummated at the Series D Deferred Closing, including the issue and purchase of the Series D Notes, shall have been obtained in form and substance satisfactory to the Purchasers of the Series D Notes.

(c) Contemporaneous Sales.

The Company shall sell to the Purchasers of the Series D Notes and the Purchasers of the Series D Notes shall purchase the Notes contemplated herein to be purchased by such Purchasers at the Series D Deferred Closing, on a substantially contemporaneous basis.

(d) Representations and Warranties.

The representations and warranties of each of the Obligors in this Agreement and in the other Financing Documents shall be correct when made and at the time of the Series D Deferred Closing.

(e) Performance; No Default.

Each Obligor shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Series D Deferred Closing, and after giving effect to the issue and sale of the Series D Notes (and the application of the proceeds thereof as contemplated by Section 5.10) no Potential Default or Event of Default shall have occurred and be continuing.

(f) Compliance Certificates.

(i) Officer's Certificate. Each Obligor shall have delivered to each Purchaser of the Series D Notes an Officer's Certificate, dated the date of the Series D Deferred Closing, certifying that the conditions specified in subdivisions (a), (b) and (h), and the first and third sentences of subdivision (i), of Section 4.1 have been fulfilled.

(ii) Secretary's Certificate. Each Obligor shall have delivered to each Purchaser of Series D Notes a certificate certifying as to the following:

1) all action taken by such Obligor in connection with this Agreement and the other Financing Documents has been and continues to be duly authorized pursuant to the resolutions certified and delivered to the Purchasers;

2) the Authorized Officers specified in the certificate delivered under Section 4.1(c)(ii) of this Agreement have not changed or providing a new or updated listing of such officers with specimen signatures; and

3) except as previously provided to the Purchasers, there has been no change in such Obligor's organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement, as the case may be, since the date of the Series C Deferred Closing (or certifying copies annexed thereto of any new or updated organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement, as the case may be) and such Obligor continues to exist and is in good standing in each state where organized or qualified to do business.

(g) Title Insurance.

The Obligors shall have caused to be delivered endorsements, satisfactory to the Purchasers, to the title insurance policy or policies delivered pursuant to Section 4.2(d) of this Agreement.

(h) Security Documents, etc.

The respective appropriate Obligors and the Collateral Agent shall have duly entered into (i) an amendment to the Guaranty Agreements, in a form satisfactory to the Purchasers, confirming that the Guarantors will be liable for the Obligations as increased by the Notes being issued and sold at the Series D Deferred Closing, and (ii) amendments to the Mortgages (Noteholders) with respect to real estate interests and to each other Security Document effective to reflect the issuance of, and extend the Lien of the Security Documents to secure, the Notes to be issued and sold at the Series D Deferred Closing. Each such Mortgage (Noteholders), each such amendment and all financing statements and/or instruments shall have been executed and delivered for recording or filing in public offices as may be necessary or desirable in order to perfect the Liens granted or extended thereby as against creditors of and purchasers from the Obligors. The Purchasers shall have received such evidence as they may reasonably request as to the absence of any intervening Liens since the Closing Date that would affect the priority of the Lien of the Security Documents theretofore delivered, as such Security Documents are amended by the amendments referred to in the preceding sentence.

(i) Opinions of Counsel.

Each Purchaser shall have received opinions in form and substance satisfactory to it, dated the Series D Deferred Closing Date, (i) from the General Counsel of the Company and Hale and Dorr LLP, counsel for the Obligors, covering such matters incident to the transactions contemplated to occur hereunder in connection with the Series D Deferred Closing as such Purchaser or its special counsel may reasonably request (and the Obligors hereby instruct their counsel to deliver such opinion to the Purchasers) and (ii) from Greenberg Traurig, LLP, the Purchasers’ special counsel in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request.

(j) Purchase Permitted By Applicable Law, etc.

On the Series D Deferred Closing Date the purchase of Series D Notes hereunder by each Purchaser scheduled to purchase the same, as indicated on Schedule A hereto, shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on March 8, 2004. If requested by any such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

(k) Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1 hereof, the Company shall have paid at or before the date of the Series D Deferred Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4(h) to the extent reflected in an invoice of such counsel rendered to the Company at least one Business Day prior to such date.

(l) Private Placement Number.

A Private Placement Number issued by S&P’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Series D Notes.

(m) Proceedings and Documents.

All limited liability company, corporate and other proceedings in connection with the transactions contemplated by this Agreement to occur at or prior to the Series D Deferred Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory to each Purchaser and the Purchasers’ special counsel, and such Purchaser and such special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or special counsel may reasonably request.

            (e)         USA Patriot Act [Section 5]. Section 5 of the Term Loan Agreement shall be further amended by adding the following new Section 5.38 thereto immediately following Section 5.37 thereof:

            "5.38         USA Patriot Act.

As of the Series C Deferred Closing Date and the Series D Deferred Closing Date, neither the Company nor any of the Obligors (i) is a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (ii) knowingly engages in any dealings or transactions, or is otherwise knowingly associated, with any such Person. Neither the Company nor any of the Obligors is or will be in violation of the Uniting and Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001), except for any such violation which would not, either alone or together with all other such violations, constitute or be reasonably likely to result in a Material Adverse Change.”

            (f)         Use of Proceeds; Margin Stock; Section 20 Subsidiaries [Section 5.10]. Clause (a) of section 5.10 of the Term Loan Agreement shall be amended and restated as follows:

“The Obligors will apply the proceeds of the sale of the Series A Notes and the Series B Notes, together with other funds of the Company, to consummate the acquisitions contemplated by the Asset Acquisition Agreement and the Stock Purchase Agreement. The Obligors will apply the proceeds of the sale of the Series C Notes and the Series D Notes to make distributions or payments to the Parent (whether as contemplated by clause (c) of Section 10.5 of this Agreement or to repay accrued obligations of the Company to the Parent) and for other working capital purposes.”

            (g)         Regularly Scheduled Prepayments; Payment at Final Maturity [Section 8.1].

(i) Clause (a) of section 8.1 of the Term Loan Agreement shall be amended and restated as follows:

“The Notes of each Series are subject to regularly scheduled prepayments of principal in accordance with Schedule 8.1. On each Payment Date, the Company shall prepay the principal amount of Notes of each Series (if any) specified opposite such Payment Date in the column applicable to such Series on Schedule 8.1 (or, in each case, such lesser principal amount of Notes of such Series as shall then be outstanding), each such prepayment to be at par and without payment of the Make-Whole Amount or any premium or Series D Breakage Amount except for breakage fees, if any, associated with prepaying any Borrowing Tranche of the Series A Notes bearing interest at a Euro-Rate Option in accordance with Schedule 1 annexed to the form of Series A Note set forth in Exhibit 1A; provided that, upon any partial prepayment of the Notes of any Series pursuant to Section 8.2(b), the principal amount of each required prepayment of the Notes of such Series becoming due under this Section 8.1 on and after the date of such partial prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes of such Series is reduced as a result of such partial prepayment. In no event shall a prepayment of the principal amount of the Notes of any one Series result in a reduction in the principal amount of the Notes of any other Series required to be prepaid under this Section 8.1 on any Payment Date.”

(ii) Section 8.1 of the Term Loan Agreement shall be further amended by adding the following new clause (d) thereto immediately following clause (c) thereof:

“(d) On December 31, 2011, the Company will pay the entire remaining unpaid principal balance of the Series C Notes and the Series D Notes, together with all interest accrued thereon."

            (h)         Mandatory Prepayments with Surplus Cash Flow; Optional Prepayments [Section 8.2].

(i) Clause (b) of section 8.2 of the Term Loan Agreement shall be amended and restated as follows:

“The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in a principal amount not less than $2,000,000 of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, plus, (x) in the case of a prepayment of Series B Notes or Series C Notes, the Make-Whole Amount determined for the prepayment date with respect to the principal amount of Series B Notes or Series C Notes, as the case may be, being prepaid or (y) in the case of a prepayment of Series D Notes on any date other than a Payment Date, the Series D Breakage Amount determined for the prepayment date with respect to such principal amount; provided, that (i) no prepayment may be made under this Section 8.2(b) of the principal amount of any Series D Note until after the second anniversary of the Series D Deferred Closing and (ii) so long as Notes of more than one Series shall remain outstanding, the Company may not prepay any Notes pursuant to this Section 8.2(b) at any time during which there shall be continuing any Potential Default or Event of Default unless the principal amount of the Notes so to be prepaid shall be allocated among the Notes of each Series then outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof outstanding immediately prior to such prepayment. Subject to compliance with the provisions of the preceding sentence, after the Series A Notes have been paid in full, the Company may prepay Notes of any one or more other Series pursuant to this Section 8.2(b) in such order as the Company may determine. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than thirty (30) days and not more than sixty (60) days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3(c)), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and, in the case of a prepayment of Series B Notes or Series C Notes, shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount for the Notes being prepaid due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two (2) Business Days prior to any such prepayment of Series B Notes or Series C Notes, the Company shall deliver to each holder of Series B Notes or Series C Notes, as the case may be, a certificate of a Senior Financial Officer specifying the calculation of such applicable Make-Whole Amount as of the specified prepayment date of principal. Each determination by the Company set forth in any such notice of the Make-Whole Amount applicable in respect of a prepayment of Series B Notes or Series C Notes held by any such holder shall be subject to verification by such holder.”

(ii) Clause (c) of Section 8.2 of the Term Loan Agreement shall be amended by changing the phrase "of either Series" occurring in the first line thereof to be and read "of any Series".

(iii) Clause (d) of section 8.2 of the Term Loan Agreement shall be amended by amending and restating the last sentence of such clause as follows:

“At any time during which no Series A Notes shall remain outstanding, all of the Noteholder Share of Surplus Cash Flow shall be deposited into the Series B Trust Account until the aggregate amount deposited in the Series B Trust Account equals $30,000,000, after which time (including, without limitation, when no Series B Notes remain outstanding) any Noteholder Share of Surplus Cash Flow shall be retained by the Company. The amounts in the Series B Trust Account shall be applied in accordance with the applicable provisions of the Collateral Agency Agreement and the following Section 8.2(e).”

            (i)         Change in Control [Section 8.3]. Clause (a) of section 8.3 of the Term Loan Agreement shall be amended and restated to read as follows:

“The Company shall mandatorily prepay the Notes of each Series in full (at par, together with, (x) in the case of the prepayment of the Series B Notes or the Series C Notes, the Make-Whole Amount determined for the prepayment date in respect of the outstanding principal amount of the Series B Notes or Series C Notes, as the case may be, or (y) in the case of the prepayment of the Series D Notes, the Series D Breakage Amount determined for the prepayment date in respect of the outstanding principal amount of the Series D Notes) in the event that there shall occur (i) any Obligors’ Change in Control or Control Event with respect to the Company or any of the other Obligors or (ii) any Parent Change in Control with respect to the Parent. Any prepayment pursuant to this Section 8.3 shall (A) be made in accordance with the terms of Section 8.2(b) (and at the prepayment price provided for therein) and (B) notwithstanding any provision hereof to the contrary, be made not later than the effectiveness of the Obligors’ Change of Control or Parent Change of Control in respect of which, or contemplated by the Control Event in respect of which, such prepayment is required.”

            (j)         Maturity, Surrender, etc. [Section 8.4]. Section 8.4 of the Term Loan Agreement shall be amended and restated as follows:

“In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and, in the case of the Series B Notes or Series C Notes, the applicable Make-Whole Amount, if any, or, in the case of the Series D Notes, the applicable Series D Breakage Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount or Series D Breakage Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.”

            (k)         Dividends and Related Distributions [Section 10.5]. Section 10.5 of the Term Loan Agreement shall be amended and restated as follows:

“The Company shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock, partnership interests or limited liability company interests (or warrants, options or rights therefor), except that, so long as no Potential Default or Event of Default is in existence or would result therefrom, the Company may (a) make distributions to the Parent out of the Company Share of Surplus Cash Flow as and to the extent permitted by Section 9.1(m) or distributions as permitted by line item (vii) of Section 9.1(m) and (b) pay the Management Fee to the Parent as and to the extent permitted by Section 9.1(r) and subject to Section 9.1(m) and (c) (i) make distributions to the Parent from the proceeds of the sale of the Series C Notes and the Series D Notes and (ii) make payments to the Parent, from the proceeds of the sale of the Series C Notes and the Series D Notes, in an amount equal to the amount of the tax benefits conferred on the Company by the Parent through the expenditure of the Parent’s net operating loss carryforwards under the Internal Revenue Code, but the amount paid or distributed by the Company to the Parent under this clause (c) shall not exceed the full amount of the proceeds of the Series C Notes and the Series D Notes. The Company shall not and shall not permit any of its Subsidiaries to enter into any contract or agreement which restricts in any manner the payment by Company’s Subsidiaries of dividends and distributions to the Company or any other Obligor.”

            (l)         Minimum Debt Service Coverage Ratio; Maximum Leverage Ratio; Maximum Consolidated Total Indebtedness to Consolidated Total Capitalization [Sections 10.18, 10.19 and 10.20]. Sections 10.18, 10.19 and 10.20 of the Term Loan Agreement shall be amended and restated as follows:

            "10.18         Minimum Debt Service Coverage Ratio.

The Obligors shall not permit the Debt Service Coverage Ratio to be less than the ratio set forth below for the periods specified below, calculated as of the end of each fiscal quarter after the Closing Date based upon the immediately preceding four fiscal quarters (provided, however, for periods ending on or before March 31, 2002, in lieu of using the preceding four fiscal quarters, the above computation shall be determined by annualizing the Consolidated EBITDA for the period from the Closing Date through the date of determination):

Period	Ratio
Closing Date through September 30, 2005	1.15 to 1.00
October 1, 2005 through September 30, 2006	0.90 to 1.00
October 1, 2006 through September 30, 2007	1.05 to 1.00
October 1, 2007 and thereafter	1.15 to 1.00

            10.19         Maximum Leverage Ratio.

The Obligors shall not permit the ratio of Consolidated Total Indebtedness of the Company and its Subsidiaries to Consolidated EBITDA to exceed the ratio set forth below for the periods specified below, calculated as of the end of each fiscal quarter during each such period based upon the immediately preceding four fiscal quarters (provided, however, for periods ending on or before March 31, 2002, in lieu of using the preceding four fiscal quarters, the above computation shall be determined by annualizing the Consolidated EBITDA for the period from the Closing Date through the date of determination):

Period	Ratio
Closing Date through December 31, 2001	2.25 to 1.00
January 1, 2002 through December 31, 2003	2.00 to 1.00
January 1, 2004 through September 30, 2006	2.25 to 1.00
October 1, 2006 through September 30, 2007	1.75 to 1.00
October 1, 2007 and thereafter	1.50 to 1.00

            10.20         Maximum Consolidated Total Indebtedness to Consolidated Total Capitalization.

The Obligors shall not permit the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization of the Company and its Subsidiaries, as determined at the end of each fiscal quarter, to exceed the ratio set forth below:

Testing Date	Ratio
December 31, 2001 through the fiscal quarter ending September 30, 2002	.75 to 1.00
December 31, 2002 through the fiscal quarter ending September 30, 2003	.60 to 1.00
December 31, 2003 through the fiscal quarter ending September 30, 2005	.75 to 1.00
December 31, 2005 through the fiscal quarter ending September 30, 2006	.65 to 1.00
December 31, 2006 through the fiscal quarter ending September 30, 2007	.55 to 1.00
December 31, 2007 and thereafter	.40 to 1.00

            (m)         Remedies on Default, etc.; Acceleration [Section 12.1]. Clause (c) of section 12.1 of the Term Loan Agreement shall be amended by amending and restating the final paragraph of such clause as follows:

“Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) in the case of the Series B Notes and the Series C Notes, the Make-Whole Amount or, in the case of the Series D Notes, the Series D Breakage Amount, as the case may be, determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of such are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount or Series D Breakage Amount, as the case may be, by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.”

            (n)         Rescission [Section 12.3]. Section 12.3 of the Term Loan Agreement shall be amended to insert the phrase "or Series D Breakage Amount" after the words "Make-Whole Amount" and before the phrase ", if any," in each of the two places such words appear in such Section.

            (o)         Transfer and Exchange of Notes [Section 13.2]. Section 13.2 of the Term Loan Agreement shall be amended by amending and restating the second sentence of such section as follows: "Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1A, 1B, 1C or 1D, as appropriate."

            (p)         Confidential Information [Section 20]. Section 20 of the Term Loan Agreement shall be amended by adding the following at the end of the existing text of such section:

“Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the Notes (and any related transactions or arrangements), and (ii) each party and each of its employees, representatives, or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Notes, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4.”

            (q)         Sharing Provisions [Section 22.2]. The first sentence of Section 22.2 of the Term Loan Agreement shall be amended by (i) inserting the phrase "or Series C Notes" after the phrase "Series B Notes" where that phrase appears in subclause (2) of such sentence and (ii) inserting before the period at the end of such sentence a new subclause (4) reading as follows:

“or (4) made in connection with the prepayment of a principal amount of Series D Notes and consisting of the Series D Breakage Amount determined in respect of such principal amount”.

        3.        Representations and Warranties.

            The Obligors, jointly and severally, represent and warrant to the Purchasers as follows (it being understood that such representations and warranties shall for all purposes of the Term Loan Agreement be deemed made pursuant thereto and in connection with the transactions contemplated thereby):

            (a)         Representations and Warranties Under the Term Loan Agreement. The representations and warranties of the Company contained in the Term Loan Agreement are, after giving effect hereto, true and correct on and as of the date hereof with the same force and effect as though made by the Company on such date, except to the extent that any such representation or warranty expressly relates solely to a previous date (in which case such representation and warranty shall be true and correct as of such previous date) or is the subject of transactions permitted under the Term Loan Agreement. No Potential Default or Event of Default exists.

            (b)         Power and Authority; Validity and Binding Effect; No Conflict. The Company and each other Obligor has full power to enter into, execute, deliver and carry out this Amendment and the Other Amendment Documents (as defined in Section 5 hereof), and such actions have been duly authorized by all necessary proceedings on its part. Each of this Amendment and the Other Amendment Documents (as hereinafter defined) has been duly and validly executed and delivered by the Company and each other Obligor. This Amendment constitutes and, upon execution and delivery thereof, each of the Other Amendment Documents will constitute, the legal, valid and binding obligation of the Company and each other Obligor which is party thereto, enforceable against the Company and each such other Obligor in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or by general equitable principles limiting the availability of specific performance or other equitable remedies. Neither the execution and delivery of this Amendment or the Other Amendment Documents, nor the consummation of the transactions herein and therein contemplated will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of any organizational documents of the Company or any other Obligor or (ii) any Law or any agreement or instrument or other obligation to which the Company or any other Obligor is a party or by which it or any of the other Obligors is bound, or result in (or require) the creation or enforcement of any Lien upon any property of the Company or any other Obligor other than as set forth in the Security Documents as amended by the Security Document Amendment.

            (c)         Consents and Approvals; No Event of Default. No consent, approval, exemption, order or authorization of any person or entity other than, as the case may be, the parties hereto or the parties to the Other Amendment Documents is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Amendment and the Other Amendment Documents. No event has occurred and is continuing and no condition exists or will exist after giving effect to this Amendment and the Other Amendment Documents which constitutes an Event of Default.

            (d)         Authorized Officer. The individual executing this Amendment and the Other Amendment Documents on behalf of the Company and each other Obligor, is authorized to execute and deliver such agreement, as the case may be, on behalf of the Company and each other Obligor, and holds the office(s) with the Company and each other Obligor, as the case may be, set forth below his signature to this Amendment or the Other Amendment Documents.

            (e)         Disclosure. The Company, through Rothschild, Inc., its agent in connection with the offer of the Series C Notes and the Series D Notes, has delivered to each Purchaser a copy of a Presentation to Private Placement Lenders, dated December 2003 (the "Presentation" ), relating to the transactions contemplated by this Amendment. Without limiting the Company's representation and warranty in Section 5.11 of the Term Loan Agreement, the Term Loan Agreement as amended and supplemented by this Amendment, the Presentation, the documents, certificates and other writings delivered to the Purchasers by or on behalf of the Obligors pursuant to the Term Loan Agreement or in connection with the transactions contemplated by this Amendment, including, without limitation, the financial statements and other materials delivered to the Purchasers pursuant to Section 7 of the Term Loan Agreement (all of the foregoing collectively, the "Materials"), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Materials furnished to the Purchasers on or prior to the date hereof, since the date of the Obligors' most recent audited financial statements heretofore delivered to the Purchasers pursuant to Section 7 of the Term Loan Agreement, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to constitute or give rise to a Material Adverse Change. There is no fact known to any Obligor that could reasonably be expected to constitute or give rise to a Material Adverse Change that has not been set forth in the Materials. Neither the Company nor any other Obligor makes any representation or warranty as to the financial projections included in the Presentation, other than that the Company believes such financial projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions (including those identified in the Presentation), and the intentions of the Company's management.

            (f)         Private Offering of Series C and Series D Notes. Neither any Obligor nor Rothschild, Inc. (the only Person authorized or employed by the Company or the other Obligors in connection with the offer and sale of the Series C Notes and the Series D Notes) has offered the Series C Notes or the Series D Notes or, except for the original offer and sale of the Series A Notes and the Series B Notes pursuant to the Term Loan Agreement, any similar securities, for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Series C Notes and the Series D Notes and the guaranty thereof pursuant to the Guaranty Agreement at a private sale for investment. Neither any Obligor nor anyone acting on behalf of an Obligor has taken, or will take, any action that would subject the issuance or sale of the Notes or the Guaranty Agreement to the registration requirements of Section 5 of the Securities Act.

        4.        Conditions Precedent.

        The Company, the Guarantors and the Purchasers acknowledge that the amendments to the Term Loan Agreement provided for in this Amendment shall not be effective until such date (“Effective Date”) when each of the following conditions precedent has been satisfied (as determined by the Required Combined Holders in their sole discretion):

            (a)         Execution, etc. The Company, the Guarantors and the Required Combined Holders and the Purchasers of the Series C Notes and the Series D Notes shall have executed this Amendment and each of the Purchasers shall have received a counterpart original or a true and correct copy hereof. Each of the Other Amendment Documents shall have duly authorized, executed and delivered by each party thereto other than the Purchasers and shall be in full force and effect; and each Purchaser shall have received a counterpart original or a true and correct copy of each such Other Amendment Document.

            (b)         Amendment of Bank Credit Agreement. The Company, the Guarantors and the banks party to the Bank Credit Agreement and the other Bank Financing Documents shall have entered into amendments to the Bank Credit Agreement and the other Bank Financing Documents providing for amendments to the terms thereof consistent with the amendments to the Term Loan Agreement and the other Financing Documents provided for herein (except to the extent that the amendments provided for herein relate to the issuance and purchases of the Series C Notes and the Series D Notes) and in the Other Amendment Documents; such amendments shall be embodied in instruments reasonably satisfactory in form and substance to the Purchasers and shall be in full force and effect; and each Purchaser shall have received a true and correct copy of each such instrument;

            (c)         Representations and Warranties. Each of the representations and warranties set forth in Section 3 hereof shall be true and correct on and as of the date hereof and on and as of the Effective Date; and

            (d)         Authorization by Obligors. There shall be delivered to the Purchasers evidence of appropriate action taken by the Company and the other Obligors relative to approval of this Amendment and the Other Amendment Documents.

            (e)         Series C Deferred Closing. All conditions precedent provided in Section 4.3 of the Term Loan Agreement (as amended hereby) shall have been satisfied or waived, except for the payment of the purchase price for the Series C Notes and the delivery to the applicable Purchasers of the Series C Notes.

        5.        Consent of Purchasers.

        Each Purchaser, by its execution and delivery of this Amendment, consents to the matters set forth below, to the extent such consent is required under the Financing Documents:

            (a)         Series C Notes and Series D Notes. The authorization, issue and sale by the Company of the Series C Notes and the Series D Notes pursuant to and as contemplated by the Term Loan Agreement as amended hereby and the incurrence by the Company of the Indebtedness evidenced by such Notes;

            (b)         Security Document Amendment. The execution and delivery by the Collateral Agent, the respective other parties to the Security Documents and the Parent of the Security Document Amendment and the amendments to the Subject Security Documents (as defined therein) provided for therein;

            (c)          Mortgage Amendments. The execution and delivery by the Collateral Agent and the other parties to the Mortgages (Noteholders) of the Mortgage Amendments and the amendments to the Mortgages (Noteholders) provided for therein;

            (d)          Intercreditor Agreement Amendment. The execution and delivery by the parties to the Intercreditor Agreement of the Intercreditor Agreement Amendment and the amendments to the Intercreditor Agreement provided for therein; and

            (e)         LLC Agreement Amendment. The amendment of the Amended and Restated Limited Liability Company Agreement of Westmoreland Mining LLC pursuant to an instrument in substantially the form of Exhibit 4 annexed hereto (such amendment, together with the Security Document Amendment, the Mortgage Amendments and the Intercreditor Agreement Amendment, the "Other Amendment Documents").

Each Purchaser acknowledges and agrees that the Collateral Agent, in entering into the Other Amendment Documents to which it is intended to be a party, shall be entitled to rely upon the consent of such Purchaser pursuant to this Section 5.

        6.        Issue and Purchase of Series C and Series D Notes.

        The Company shall issue and sell to each Purchaser scheduled to purchase Series C Notes and Series D Notes as indicated on Schedule A to the Term Loan Agreement as amended hereby (each such Purchaser, a “Deferred Series Purchaser”), and, subject to the applicable terms and conditions set forth in the Term Loan Agreement as amended by this Amendment, such Deferred Series Purchaser shall purchase from the Company, (a) at the Series C Deferred Closing, Series C Notes in the principal amount specified opposite such Deferred Series Purchaser’s name on Schedule A to the Term Loan Agreement as amended by this Amendment and (b) at the Series D Deferred Closing, Series D Notes in the principal amount specified opposite such Deferred Series Purchaser’s name on such Schedule A. The obligations of the Deferred Series Purchasers are several and not joint and this Amendment, and the Term Loan Agreement as amended hereby, to the extent relating to the purchase and sale of the Series C Notes and/ or the Series D Notes, shall for all purposes be construed as and be deemed to constitute separate agreements between the Company, on the one hand, and the each Deferred Series Purchaser, on the other, with the Deferred Series Purchasers acting severally and not jointly with the same effect as though a separate agreement to the effect provided herein with respect to the purchase and sale of the of the Series C Notes and the Series D Notes were hereby entered into by the Company and each Deferred Series Purchaser.

        7.        Incorporation into Term Loan Agreement.

        This Amendment is intended as and constitutes an agreement supplemental to the Term Loan Agreement and shall be construed together with and as a part of the Term Loan Agreement. As used in the Financing Documents (i) the term “Agreement” shall mean the Term Loan Agreement as modified hereby, (ii) the term “Notes” shall mean the Notes including the Series C Notes and, when issued, the Series D Notes, (iii) the term “Security Documents” shall mean each of the Security Documents as amended hereby or by any of the Other Amendment Documents, (iv) term “Purchasers” means the Purchasers including the Purchasers of the Series C Notes and the Purchasers of the Series D Notes, when issued, and (v) the terms “Debt” and “Obligations” shall mean Debt and Obligations including those under the Series C Notes and the Series D Notes. All representations, warranties, Events of Default and covenants set forth herein shall be a part of the Term Loan Agreement as if originally contained therein.

        8.        Reimbursement of Expenses.

        Without limiting Section 15.1 of the Term Loan Agreement, the Company unconditionally agrees to pay and reimburse each of the Purchasers and save each of the Purchasers harmless against liability for the payment of all out-of-pocket costs, expenses and disbursements, including without limitation, reasonable fees and expenses of counsel, incurred by any of the Purchasers in connection with the development, preparation, execution, administration, interpretation or performance of this Amendment and the Other Amendment Documents and all other documents or instruments to be delivered or recorded in connection herewith.

        9.        Severability.

        Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

        10.        Entire Agreement.

        This Amendment sets forth the entire agreement and understanding of the parties with respect to the amendment to the Term Loan Agreement and the schedules and exhibits contemplated hereby and supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to such amendments. No representation, promise, inducement or statement of intention has been made by any party which is not embodied in this Amendment, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not set forth herein.

        11.        Force and Effect.

        The Company reconfirms, restates, and ratifies the Term Loan Agreement, and all other documents executed in connection therewith except to the extent any such documents are expressly modified by this Amendment and the Company confirms that, as so modified, all such documents remain in full force and effect.

        12.        Governing Law.

        This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York applicable to contracts made and to be performed in said state.

        13.        Counterparts.

        This Amendment may be signed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGES TO FOLLOW]

[SIGNATURE PAGE 1 OF 5 TO THIRD AMENDMENT
TO TERM LOAN AGREEMENT]

        IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Third Amendment to Term Loan Agreement as of the day and year first above written with the intention that it constitute a sealed instrument.

WESTMORELAND MINING LLC

By: /s/ Ronald H. Beck
Name: Ronald H. Beck
Title: Vice President and Treasurer

WESTERN ENERGY COMPANY, an Obligor and Guarantor

By: /s/ Ronald H. Beck
Name: Ronald H. Beck
Title: Vice President and Treasurer

NORTHWESTERN RESOURCES CO., an Obligor and Guarantor

By: /s/ Ronald H. Beck
Name: Ronald H. Beck
Title: Vice President and Treasurer

[SIGNATURE PAGE 2 OF 5 TO THIRD AMENDMENT
TO TERM LOAN AGREEMENT]

DAKOTA WESTMORELAND CORPORATION, an Obligor and Guarantor

By: /s/ Ronald H. Beck
Name: Ronald H. Beck
Title: Vice President and Treasurer

WESTMORELAND SAVAGE CORP. (f/k/a WCCO-KRC ACQUISITION CORP.), an Obligor and Guarantor

By: /s/ Ronald H. Beck
Name: Ronald H. Beck
Title: Vice President and Treasurer

[SIGNATURE PAGE 3 OF 5 TO THIRD AMENDMENT
TO TERM LOAN AGREEMENT]

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By: /s/ Estelle Simsolo
Name: Estelle Simsolo
Title: Director - Private Placements

PACIFIC LIFE INSURANCE COMPANY (Nominee: Mac & Co.)

By: /s/ Violet Osterberg
Name: Violet Osterberg
Title: Assistant Vice President

By: /s/ Cathy Schwartz
Name: Cathy Schwartz
Title: Assistant Secretary

[SIGNATURE PAGE 4 OF 5 TO THIRD AMENDMENT
TO TERM LOAN AGREEMENT]

AMERICAN GENERAL INTERNATIONAL INVESTMENTS, INC.

By: /s/ Gordon Massie
Name: Gordon Massie
Title: Investment Officer

SUNAMERICA LIFE INSURANCE COMPANY AIG ANNUITY INSURANCE COMPANY (Formerly American General Annuity Insurance Company)

By: AIG Global Investment Corp., Investment Advisor

By: /s/ John H. Pollock
Name: John H. Pollock
Title: Managing Director

THE TRAVELERS INSURANCE COMPANY

By: /s/ Robert M. Mills
Name: Robert M. Mills
Title: Investment Officer

CITICORP INSURANCE AND INVESTMENT TRUST

By: Travelers Asset Management International Company LLC

By: /s/ Robert M. Mills
Name: Robert M. Mills
Title: Investment Officer

[SIGNATURE PAGE 5 OF 5 TO THIRD AMENDMENT
TO TERM LOAN AGREEMENT]

NATIONWIDE INDEMNITY COMPANY NATIONWIDE MUTUAL FIRE INSURANCE COMPANY NATIONWIDE MUTUAL INSURANCE COMPANY NATIONWIDE LIFE INSURANCE COMPANY

By: /s/ Mark W. Poeppelman
Name: Mark W. Poeppelman
Title: Associate Vice President

METROPOLITAN LIFE INSURANCE COMPANY

By: /s/ Erik V. Savi
Name: Erik V. Savi
Title: Director